EXHIBIT 5.1

July 19, 2010

Board of Directors
North Valley Bancorp
300 Park Marina Circle
Redding, California 96001

Re:	Registration Statement on Form S-3 (File No. 333-167002)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the filing by North Valley Bancorp, a California corporation (the “Company”), of the Registration Statement on Form S-3, and amendments thereto (the “Registration Statement”), with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, related to the proposed resale by the Selling Securityholders of (i) 40,000 shares of the Company’s Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series A, no par value (“Series A Preferred Stock”) and (ii) 29,333,310 shares of common stock, no par value, to be issued upon the conversion of the Series A Preferred Stock (the “Common Stock” and together with the Series A Preferred Stock, the “Securities”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

In connection with this opinion, we have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation of the Company as in effect on and as of the date hereof, the Amended and Restated Bylaws of the Company as in effect on and as of the date hereof, records of relevant corporate proceedings, the Registration Statement and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinion contained herein.

As a basis for our opinion, we have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

1740 Technology Drive, Suite 205•San Jose, California 95110
Telephone: (408) 452-1476•Facsimile: (408) 452-1487•Website: www.DoddMason.com
Partners: Glenn T. Dodd•Joseph G. Mason•Rick J. George (Retired)

DODD ∙ MASON ∙ GEORGE LLP

Board of Directors
North Valley Bancorp

July 19, 2010

On the basis of the foregoing, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Securities are offered and issued, and (ii) appropriate certificates evidencing the Securities will be executed and delivered upon issuance of the Securities, we are of the opinion that, the Securities have been duly authorized; the Series A Preferred Stock has been validly issued, fully paid and is nonassessable; and the Common Stock, when issued upon conversion of the Series A Preferred Stock as provided in the Certificate of Determination with respect to the Series A Preferred Stock, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein.

Very truly yours,

/s/ Dodd•Mason•George LLP